I. Code of Business Conduct and Ethics

for C WorldWide Group Holding A/S

Objective

The Code of Business Conduct and Ethics Policy for C WorldWide Group Holding A/S (Group Policy) outlines a set of principles that govern our behavior and way of doing business in C WorldWide Group Holding A/S and its affiliated companies (“the Group”). In order to meet our clients’ high expectations on us, and to create long-term profitability by making the entities of the Group our clients’ first choice, we must all actively continue to build and develop our company culture and its core values:

•	teamwork and co-operation which create better results for our clients than the sum of individual efforts,

•	integrity in the meaning of responsibility, respect and honesty, as our clients must know that they can rely on us, that we are committed to the task, and that we follow rules and regulations, and

•	passion and commitment to our clients, colleagues and areas of work.

This Group Policy contains certain fundamental principles that all individuals working in the Group, be it as board member, manager, employee or consultant, should be aware of and comply with.

This Group Policy contains minimum rules to be applied at all times within the Group. The policy shall be submitted to the Board of Directors of concerned local Group entities for approval and shall where applicable be supplemented by local instructions.

Soundness We shall conduct our business in a sound manner, so that the public’s confidence in us and our business is strengthened, our clients’ assets are not unduly put at risk, and so that we shall always be able to meet our commitments.

Ethics

We shall act in an honest and equitable manner and with due care and diligence, both in our work for the Group and in our personal lives, as our clients and other concerned parties must know that they can rely on us.

We shall collect from our clients relevant and sufficient information about their financial situation, experience from the financial market and intent, so that we can provide relevant information and service our clients in an excellent way.

We shall not accept, offer or provide gifts or other considerations or benefits on legally or morally dubious grounds. Namely we shall avoid corruption and comply with applicable anti-bribery, anti-fraud, anti-money laundering and tax evasion laws and regulations.

We shall carry out our business in such manner that it can be scrutinised by others and on valid grounds be defended by ourselves.

Compliance

We shall comply with applicable laws and regulations, internal rules and what we perceive to be best market practice in the markets where we conduct our business.

We shall comply with competition laws.

Code of Business Conduct and Ethics

for C WorldWide Group Holding A/S

27 May 2025

Risk management

We shall actively work to identify, measure, manage and control risks inherent in our business and maintain high standards in regard to information security.

Handling of conflicts of interest

We shall be attentive to actual and potential conflicts of interest and shall when conflicts of interest appear handle our clients in a sound and fair manner, and shall never put our own interests ahead of the interests of our clients.

Confidentiality

We shall respect applicable confidentiality rules and never use confidential information about our clients or their business activities or other circumstances in an undue manner.

Social/Human rights

We shall maintain safe and healthy working conditions and be aware of and in compliance with international conventions on human rights.

We shall avoid discrimination or harassment based on age, race, gender, religion, sexual orientation or disability.

We shall respect the employee’s right to freedom of association and collective bargaining in accordance with local labor laws.

We shall maintain positive community relations and involvement.

Environment

Where relevant we shall ensure compliance with local and international environmental conventions and legislation, energy efficiency, sound resource management and prevention of pollution, reduction of greenhouse gas emissions and monitor other material environmental issues.

Reporting of irregularities

Any employee who observes violations of applicable rules for the Group’s business should report this to local management or Compliance. Any such report will be handled with confidentiality.

Where relevant or required by law or regulation, the companies within the Group shall establish and maintain a whistleblower scheme. The scheme shall secure persons reporting under the scheme and fulfill legal requirements, including provisions on the protection of personal data.

At each ordinary meeting of the relevant Board of Directors, the CEO or the Compliance Officer shall report on any instances where violations of this Group Policy have or might have a material impact on the company, and at the same time give an account of any action taken as a result.

Questions

We shall maintain an open mind and continuously discuss the rules set out in this policy and their application to our business.

Any questions in relation to this policy and its application, as well as reports regarding possible violations of the policy, may be addressed to the management or Compliance.

All employees have a duty to contribute to these values and see to it that the rules are adhered to.

Adopted by the Board of Directors 27 May 2025.

Code of Business Conduct and Ethics

for C WorldWide Group Holding A/S

27 May 2025

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